Exhibit 99.2

14040 Park Center Road, Suite 210, Herndon, VA 20171; 703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces $2 Million Stock Repurchase

Herndon, VA—September 12, 2005 — SteelCloud, Inc. (Nasdaq: SCLD), a leading supplier of ready-to-deploy server appliances, security solutions and professional IT services, today announced that its Board of Directors has approved the repurchase of up to $2 million of its Common Stock. The Company intends to make repurchases from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The repurchase is expected to continue through October 31, 2006 unless extended or shortened by the Board of Directors.

Share repurchases will be funded from existing cash. The timing and amount of any repurchases will be at the discretion of the Company’s management.

About SteelCloud

SteelCloud is a leading provider of ready-to-deploy server appliances, security solutions and professional IT services. The Company’s ISO 9001:2000 certified Appliance Server Group designs and manufactures specialized servers and network appliances for volume users, large integrators and OEM customers. SteelCloud’s Security Solutions Group delivers network security solutions in the form of security software, appliances, and professional services. In addition, the Company’s Advanced Technology Group designs and develops proprietary SteelCloud software products. Over its 18-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company’s stock; and the risk factors set forth from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

####